Exhibit 99.1

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2025 RESULTS

ANNOUNCES TRANSFORMATION INITIATIVE

Secaucus, New Jersey – September 5, 2025 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty retailer in North America with an omni-channel portfolio of brands and an industry-leading digital-first model, today announced financial results for the Company’s second fiscal quarter ended August 2, 2025.

Muhammad Umair, President and Interim Chief Executive Officer said, “This quarter began with operating results that reflected the difficulties we faced in the previous quarter, including unusually cold and wet weather early in the quarter that dampened seasonal demand. However, we ended the quarter with strong momentum for our back-to-school season, and we saw a significant improvement in comparable sales relative to the start of the year. The expansion of licensing, a greater emphasis on fashion-forward assortments, and new partnerships are resonating strongly with our core customer, helping to reinforce our brand promise of delivering amazing fashion at a great value for parents. While we continue to be challenged by the macroeconomic environment, we remain laser-focused on driving profitability in the near and long term.”

Mr. Umair continued, “July marked the first month in the last 18 months in which the Company’s owned and operated direct-to-consumer business generated positive comparative sales growth. We are encouraged by this positive trend shift during the back-to-school period, and we have experienced further increased momentum in underlying demand in August, driven primarily through our stores channel. We have also improved our inventory position with a $78 million reduction from the prior year, as we prioritize working capital management and free cash flow generation. We have been quick to assess and react to the evolving environment, enabling us to make informed business decisions. We have confidence in our long-term plan to revitalize our business and optimize our distribution channels, particularly through investment in new wholesale partnerships. However, our focus remains on long-term investment decisions, and large-scale changes to our business model will still take time. Our progress will continue to be gradual as we reinvest in every way to delight our customers and deliver a great customer experience, by investing in our stores and real estate portfolio, as we return to our true omni-channel retailing identity.”

Company Announces Transformation Initiative

John Szczepanski, Chief Financial Officer said, “We will be implementing an in-depth long-range plan that will better streamline the Company’s operations to yield over $40 million of gross benefits over the next three years. We will be focused on reducing unnecessary corporate office costs, optimizing our distribution network, and rightsizing non-merchandise and third-party spending. In addition, these expense savings will further support our changing business model, including the Company’s strategic shift from closing stores to opening stores instead, as we revitalize the look, feel and experience for our customers when they enter our stores and visit our website, with a focus on improving top-line sales.”

Mr. Szczepanski continued, “Our transformation efforts also include a review of our corporate cost structure, to seek further opportunities to augment our staffing and optimize our corporate payroll, which peaked above $120 million at the beginning of fiscal year 2023 and is planned to be below an $80 million run rate in fiscal year 2026. These transformation efforts are expected to incur certain one-time costs amounting to approximately $5 million to $10 million. The savings from these actions will allow us to reinvest in our business, including the launch of our new loyalty program in the third quarter to drive retention and enhance lifetime value. We are excited and energized by these plans to grow top-line sales and profitability. We plan to further review our long-range plan for the business and other strategic initiatives during the Sidoti Fall Virtual Small Cap Conference, with further information for all investors to be posted to our website following the conference on September 18, 2025.”

Tariff Update

Mr. Umair said, “The tariff environment remains unpredictable. Based on the current environment we are projecting approximately $20 million to $25 million in additional tariff and duty expenses for fiscal year 2025. However, we believe we are well-positioned to manage these impacts, having plans to mitigate approximately 80% of the effects of these tariffs through a range of strategic initiatives. Our diversified sourcing strategy, strong vendor partnerships, and improvements in inbound ocean rates will all contribute to offset the additional tariff and duty expenses. These proactive measures are critical to minimizing the impacts of tariffs on profitability, strengthening our foundation for continued resilience to drive long-term success, and ensuring we can deliver exceptional value with minimal increases in ticket prices for our customers.”

Second Quarter 2025 Results

Net sales decreased $21.7 million, or 6.8%, to $298.0 million in the three months ended August 2, 2025, compared to $319.7 million in the three months ended August 3, 2024. The decrease in net sales was driven by a decrease in brick-and-mortar revenue due to a lower store count and lower sales volume due to lower traffic. The Company also experienced a decrease in e-commerce sales due to lower traffic and conversion compared to the comparable period last year, however these trends have improved since the first quarter of fiscal year 2025, due to shifts in our marketing strategies combined with the impact of our new product strategies. Our stores and e-commerce sales were both negatively impacted by the current macroeconomic environment, including uncertainty around potential tariffs, which has negatively affected consumer sentiment. Comparable retail sales decreased 4.7% for the quarter.

Gross profit decreased $10.5 million to $101.3 million in the three months ended August 2, 2025, compared to $111.8 million in the three months ended August 3, 2024. Gross margin decreased 100 basis points to 34.0% during the three months ended August 2, 2025, compared to 35.0% in the prior year. The decrease in gross margin was caused by adjustments associated with our decrease in inventory balance compared to the prior year and shifts in channel mix, partially offset by favorable product margins and improvements in product mix, pricing and promotions.

Selling, general, and administrative expenses were $89.6 million in the three months ended August 2, 2025, compared to $96.1 million in the three months ended August 3, 2024. The decrease was primarily due to a reduction in one-time restructuring costs incurred in the prior year due to the departure of certain members of the senior leadership team, partially offset by an increase in marketing expense as we continue to invest in top of funnel and brand building initiatives. Adjusted selling, general, and administrative expenses were $87.6 million in the three months ended August 2, 2025, compared to $88.3 million in the comparable period last year, and deleveraged 180 basis points to 29.4% of net sales, due to lower sales.

Operating income was $4.1 million in the three months ended August 2, 2025, compared to an operating loss of $(21.8) million in the three months ended August 3, 2024. The prior year operating loss included an impairment charge of $28.0 million on the Gymboree tradename. Adjusted operating income was $6.1 million in the three months ended August 2, 2025, compared to $14.2 million in the comparable period last year.

Net interest expense was $8.0 million in the three months ended August 2, 2025, compared to $9.2 million in the three months ended August 3, 2024. The decrease was due to lower average borrowings on the Company’s revolving credit facility with Wells Fargo and other bank lenders, in addition to lower average interest rates during the quarter.

Provision for income taxes was $1.5 million in the three months ended August 2, 2025, compared to $1.1 million during the three months ended August 3, 2024. The Company continues to adjust its valuation allowance based on ongoing operating results.

Net loss was $(5.4) million, or $(0.24) per diluted share, in the three months ended August 2, 2025, compared to $(32.1) million, or $(2.51) per diluted share, in the three months ended August 3, 2024. Adjusted net loss was $(3.4) million, or $(0.15) per diluted share, compared to an Adjusted net income of $3.9 million, or $0.30 per diluted share, in the comparable period last year.

Fiscal Year-To-Date 2025 Results

Net sales decreased $47.4 million, or 8.1%, to $540.1 million in the six months ended August 2, 2025, compared to $587.5 million in the six months ended August 3, 2024. The decrease in net sales was driven by a decrease in e-commerce sales due to lower traffic and conversion. The Company also experienced a decrease in brick-and-mortar revenue due to a lower store count and lower sales volume. Our stores and e-commerce sales were both negatively impacted by the current macroeconomic environment, including uncertainty around potential tariffs, which has negatively affected consumer sentiment. This was partially offset by an increase in wholesale revenue. Comparable retail sales decreased 8.9% for the six months ended August 2, 2025.

Gross profit decreased $32.5 million to $172.1 million in the six months ended August 2, 2025, compared to $204.5 million in the six months ended August 3, 2024. Gross margin decreased 290 basis points to 31.9% during the six months ended August 2, 2025, compared to 34.8% in the prior year period. The decrease in gross margin was caused by adjustments associated with our decrease in inventory balance compared to the prior year and shifts in channel mix from the higher penetration of wholesale sales, partially offset by favorable product margins and improvements in pricing and promotions.

Selling, general, and administrative expenses were $176.3 million in the six months ended August 2, 2025, compared to $205.2 million in the six months ended August 2, 2024. The decrease was due to a reduction in one-time costs incurred in the prior year, primarily associated with the Company’s change of control and broken financing deal costs. Adjusted selling, general, and administrative expenses were $174.2 million in the six months ended August 2, 2025, compared to $177.0 million in the prior year, and deleveraged 210 basis points to 32.2% of net sales.

Operating loss was $(20.0) million in the six months ended August 2, 2025, compared to $(49.8) million in the six months ended August 3, 2024. Adjusted operating loss was $(17.9) million in the six months ended August 2, 2025, compared to Adjusted operating income of $9.2 million in the comparable period last year.

Net interest expense was $16.6 million in the six months ended August 2, 2025, compared to $17.0 million in the six months ended August 3, 2024. The decrease in interest expense was due to lower average interest rates for the Company’s revolving credit facility, partially offset by the write-off of deferred financing costs associated with the partial paydown of the first term loan entered into with the Company’s majority shareholder, Mithaq Capital SPC (“Mithaq”) as a result of the Company’s rights offering which was completed during the first quarter.

Provision for income taxes was $2.8 million in the six months ended August 2, 2025, compared to $3.2 million during the six months ended August 2, 2024. The Company continues to adjust its valuation allowance based on ongoing operating results.

Net loss was $(39.4) million, or $(1.80) per diluted share, in the six months ended August 2, 2025, compared to $(69.9) million, or $(5.49) per diluted share, in the six months ended August 3, 2024. Adjusted net loss was $(36.3) million, or $(1.66) per diluted share, compared to $(11.0) million, or $(0.86) per diluted share, in the prior year.

Store Update

During the second quarter, the Company opened one store and closed two stores and ended the quarter with 494 stores. The store count at the end of the second quarter of 2024 was 515.

Balance Sheet and Cash Flow

As of August 2, 2025, the Company had $7.8 million in cash and cash equivalents, $43.8 million in borrowing availability under its revolving credit facility and an additional $40.0 million in availability under the unsecured Commitment Letter provided by Mithaq, representing total liquidity of $91.6 million. The Company had $294.4 million outstanding on its revolving credit facility and has not drawn down on its Mithaq credit facility. Additionally, the Company used $73.4 million in operating cash flows in the six months ended August 2, 2025.

Inventories were $442.7 million as of August 2, 2025, compared to $520.6 million as of August 3, 2024. These reduced inventory levels were a result of improved inventory management as we continue to align our inventory levels with our growth and product strategy, and better balance the mix of fashion and basic product.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

Please refer to the “Reconciliation of Non-GAAP Financial Information to GAAP” later in this press release, which sets forth the non-GAAP operating adjustments for the 13-week periods and 26-week periods ended August 2, 2025 and August 3, 2024.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty retailer in North America with an omni-channel portfolio of brands and an industry-leading digital-first model. Its global retail and wholesale network includes two digital storefronts, 494 stores in North America, wholesale marketplaces and distribution in 12 countries through seven international franchise and wholesale partners. The Children’s Place designs, contracts to manufacture, and sells fashionable, high-quality, head-to-toe outfits predominantly at value prices, primarily under its proprietary brands: “The Children’s Place”, “Gymboree”, “Sugar & Jade”, and “PJ Place”. For more information, visit: www.childrensplace.com and www.gymboree.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and results of operations, including adjusted net income (loss) per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate,” “believe” and similar words, although some forward-looking statements are expressed differently.

These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially.

Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Part 1, item1A. Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2025.

Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unable to achieve operating results at levels sufficient to fund and/or finance the Company’s current level of operations and repayment of indebtedness, the risk that changes in trade policy and tariff regimes, including newly imposed U.S. tariffs and any responsive non-U.S. tariffs, may impact our international manufacturing and operations or our customers’ discretionary spending habits, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risk that changes in the Company’s plans and strategies with respect to pricing, capital allocation, capital structure, investor communications and/or operations may have a negative effect on the Company’s business, the risk that the Company’s strategic initiatives to increase sales and margin, improve operational efficiencies, enhance operating controls, decentralize operational authority and reshape the Company’s culture are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigation brought under securities, consumer protection, employment, and privacy and information security laws and regulations, risks related to the existence of a controlling shareholder, and the uncertainty of weather patterns, as well as other risks discussed in the Company’s filings with the SEC from time to time.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net sales	$298,006	$319,655	$540,131	$587,533
Cost of sales (exclusive of depreciation and amortization)	196,734	207,861	368,076	382,998
Gross profit	101,272	111,794	172,055	204,535
Selling, general and administrative expenses	89,596	96,065	176,266	205,159
Depreciation and amortization	7,570	9,505	15,800	21,140
Asset impairment charges	—	28,000	—	28,000
Operating income (loss)	4,106	(21,776)	(20,011)	(49,764)
Related party interest expense	(1,868)	(2,087)	(3,740)	(2,476)
Other interest expense, net	(6,150)	(7,144)	(12,840)	(14,476)
Loss before provision for income taxes	(3,912)	(31,007)	(36,591)	(66,716)
Provision for income taxes	1,453	1,107	2,797	3,193
Net loss	$(5,365)	$(32,114)	$(39,388)	$(69,909)

Loss per common share (1)
Basic	$(0.24)	$(2.51)	$(1.80)	$(5.49)
Diluted	$(0.24)	$(2.51)	$(1.80)	$(5.49)

Weighted average common shares outstanding (1)
Basic	22,142	12,793	21,885	12,729
Diluted	22,142	12,793	21,885	12,729

(1) In connection with the completion of the rights offering on February 6, 2025, the Company’s weighted average common shares outstanding and basic and diluted loss per share were retroactively adjusted for all prior periods presented by a factor of 1.002.

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net loss	$(5,365)	$(32,114)	$(39,388)	$(69,909)

Non-GAAP adjustments:
Restructuring costs	1,211	6,104	2,145	6,367
Loss on extinguishment of debt	—	—	1,039	—
Legal settlement accrual (reversal)	750	—	(46)	(2,279)
Asset impairment charges	—	28,000	—	28,000
Change of control	—	—	—	14,589
Broken financing and restructuring fees	—	—	—	6,661
Credit agreement/lender required consulting	—	1,102	—	1,852
Accelerated depreciation	—	256	—	1,813
Canada distribution center closure	—	—	—	781
Fleet optimization	—	123	—	708
Professional and consulting fees	—	422	—	422
Aggregate impact of non-GAAP adjustments	1,961	36,007	3,138	58,914
Income tax effect (1)	—	—	—	—
Net impact of non-GAAP adjustments	1,961	36,007	3,138	58,914

Adjusted net income (loss)	$(3,404)	$3,893	$(36,250)	$(10,995)

GAAP net loss per common share (2)	$(0.24)	$(2.51)	$(1.80)	$(5.49)

Adjusted net income (loss) per common share (2)	$(0.15)	$0.30	$(1.66)	$(0.86)

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides, adjusted for the impact of any valuation allowance.

(2) In connection with the completion of the rights offering on February 6, 2025, the Company’s weighted average common shares outstanding and basic and diluted loss per share were retroactively adjusted for all prior periods presented by a factor of 1.002.

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Operating income (loss)	$4,106	$(21,776)	$(20,011)	$(49,764)

Non-GAAP adjustments:
Restructuring costs	1,211	6,104	2,145	6,367
Legal settlement accrual (reversal)	750	—	(46)	(2,279)
Asset impairment charges	—	28,000	—	28,000
Change of control	—	—	—	14,589
Broken financing and restructuring fees	—	—	—	6,661
Credit agreement/lender required consulting	—	1,102	—	1,852
Accelerated depreciation	—	256	—	1,813
Canada distribution center closure	—	—	—	781
Fleet optimization	—	123	—	708
Professional and consulting fees	—	422	—	422
Aggregate impact of non-GAAP adjustments	1,961	36,007	2,099	58,914

Adjusted operating income (loss)	$6,067	$14,231	$(17,912)	$9,150

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Gross profit	$101,272	$111,794	$172,055	$204,535

Non-GAAP adjustments:
Change of control	—	—	—	905
Aggregate impact of non-GAAP adjustments	—	—	—	905

Adjusted gross profit	$101,272	$111,794	$172,055	$205,440

	Second Quarter Ended		Year-to-Date Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Selling, general and administrative expenses	$89,596	$96,065	$176,266	$205,159

Non-GAAP adjustments:
Restructuring costs	(1,211)	(6,104)	(2,145)	(6,367)
Legal settlement accrual (reversal)	(750)	—	46	2,279
Change of control	—	—	—	(13,684)
Broken financing and restructuring fees	—	—	—	(6,661)
Credit agreement/lender required consulting	—	(1,102)	—	(1,852)
Canada distribution center closure	—	—	—	(781)
Fleet optimization	—	(123)	—	(708)
Professional and consulting fees		(422)	—	(422)
Aggregate impact of non-GAAP adjustments	(1,961)	(7,751)	(2,099)	(28,196)

Adjusted selling, general and administrative expenses	$87,635	$88,314	$174,167	$176,963

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 2,	February 1	August 3,
	2025	2025*	2024
Assets:
Cash and cash equivalents	$7,798	$5,347	$9,573
Accounts receivable	54,365	42,701	61,926
Inventories	442,705	399,602	520,593
Prepaid expenses and other current assets	38,987	20,354	35,251
Total current assets	543,855	468,004	627,343

Property and equipment, net	89,445	97,487	111,296
Right-of-use assets	151,145	161,595	163,539
Tradenames, net	13,000	13,000	13,000
Other assets, net	7,652	7,466	6,236
Total assets	$805,097	$747,552	$921,414

Liabilities and Stockholders’ Deficit:
Revolving loan	$294,417	$245,659	$316,655
Accounts payable	132,436	126,716	215,793
Current portion of operating lease liabilities	60,546	67,407	67,610
Accrued expenses and other current liabilities	96,497	78,336	98,458
Total current liabilities	583,896	518,118	698,516

Related party long-term debt	107,193	165,974	165,354
Long-term portion of operating lease liabilities	103,982	107,287	110,596
Other long-term liabilities	14,893	15,584	15,820
Total liabilities	809,964	806,963	990,286

Stockholders’ deficit	(4,867)	(59,411)	(68,872)
Total liabilities and stockholders’ deficit	$805,097	$747,552	$921,414

*	Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year-To-Date Ended
	August 2, 2025	August 3, 2024
Net loss	$(39,388)	$(69,909)
Non-cash adjustments	57,734	100,757
Working capital	(91,782)	(225,535)
Net cash used in operating activities	(73,436)	(194,687)

Net cash used in investing activities	(4,843)	(12,478)

Net cash provided by financing activities	77,754	203,652

Effect of exchange rate changes on cash and cash equivalents	2,976	(553)

Net increase (decrease) in cash and cash equivalents	2,451	(4,066)

Cash and cash equivalents, beginning of period	5,347	13,639

Cash and cash equivalents, end of period	$7,798	$9,573